Exhibit 16.1

[letterhead of Bongiovanni & Associates, CPA’s]

April 16, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Unique Underwrites Inc.

File Ref. No. 000-55037

Dear Sir/Madam:

We have read the statements included in the Form 8-K, dated April 16, 2014, of Unique Underwriters Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 (a) insofar as they relate to our firm.

Yours very truly,

/s/ Bongiovanni & Associates, CPA’s

Bongiovanni & Associates, CPA’s

Cornelius, North Carolina